Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun Incorporated Reports Results for the

First Quarter Ended April 2, 2011

LOS ANGELES, California (May 2, 2011) — Ducommun Incorporated (NYSE:DCO) today reported results for its first quarter ended April 2, 2011.

First Quarter Results

Sales for the first quarter of 2011 decreased 4.5% to $99.6 million, as compared to sales of $104.3 million for the first quarter of 2010, reflecting certain program delays. Net income for the first quarter of 2011 was $2.9 million, or $0.27 per diluted share, compared to net income of $4.2 million, or $0.40 per diluted share, for the comparable period last year. The first quarter 2011 results were adversely impacted by certain expenses related to the Company’s April 4, 2011 announced merger agreement with LaBarge, Inc.

“The first quarter saw shipments mirror the fourth quarter of 2010 across several programs. Importantly, our gross margins remained intact,” said Anthony J. Reardon, president and chief executive officer. “While we also experienced some delays on the F-15 and F-18, we see these as being made up in future quarters, and we began shipping again for both the Carson and Chinook helicopters. In addition, we are close to finalizing a contract for follow-on C-17 orders, which should lead to more predictable revenue on this platform for the remainder of the year and into 2012. We continue to see a strengthening commercial market leading to stronger second half results, and our order flow confirms this.”

The decrease in sales for the first quarter of 2011 versus the prior-year period was primarily due to lower revenues of engineering services and delays in release of orders for certain military aircraft programs, partially offset by slightly higher sales for regional jet aircraft. The Company’s mix of business in the first quarter of 2011 was approximately 54% military/space and 46% commercial, compared to 60% military/space and 40% commercial in the first quarter of 2010.

Gross profit, as a percent of sales, was 18.5% in the first quarter of both 2011 and 2010. Higher gross profit margins at Ducommun Technologies, Inc. were offset by lower gross profit margins at Ducommun AeroStructures, Inc. during the first quarter 2011 compared to the first quarter 2010.

Selling, general and administrative (“SG&A”) expenses increased to $14.1 million, or 14.2% of sales, in the first quarter of 2011, compared to $12.5 million, or 12.0% of sales, in the first quarter of 2010. The first quarter of 2011 included approximately $1.4 million of expense relating to the previously announced LaBarge, Inc. merger agreement.

Net income of $2.9 million for the first quarter of 2011 was down $1.3 million from 2010 primarily as a result of lower operating income, reflecting the impact of the aforementioned expenses related to the LaBarge transaction, partially offset by lower interest expense and lower taxes. The Company’s effective tax rate for the first quarter 2011 was approximately 27% as a result of recognition of various tax benefits related to research and development tax credits. The Company’s effective tax rate for the first quarter 2010 was 33% and reflected no research and development tax benefits.

LaBarge Transaction

As previously announced, on April 3, 2011, the Company entered into a definitive agreement to acquire all outstanding stock of LaBarge, Inc. (AMEX: LB). LaBarge, with revenue of $324 million for the twelve months ended January 2, 2011, is a widely recognized electronics manufacturing supplier to the aerospace and defense industry and other high-growth industries.

Pursuant to the terms of the definitive agreement, Ducommun will acquire all issued and outstanding shares of LaBarge at $19.25 per share in cash for a total purchase price of approximately $340 million, which includes the assumption of LaBarge’s outstanding debt ($30 million as of January 2, 2011). The closing of the transaction is subject to the approval of LaBarge shareholders and certain other customary regulatory approvals.

“We are very excited about the potential to combine LaBarge with Ducommun Technologies and, in so doing, significantly expand our presence in aerospace and defense manufacturing services,” said Anthony J. Reardon, president and chief executive officer of Ducommun. “The agreement will help solidify Ducommun as a premier Tier 2 provider of both structural and electronic assemblies, broadening our end markets and leading to higher growth opportunities. Combined with our existing platforms, new business initiatives, and increasing commercial demand, the transaction will leave the Company well positioned going forward. We will continue to focus on the fundamentals – sustained growth, margin expansion, and strong cash flow – and are well on our way to transforming Ducommun to better serve our shareholders, our customers, and our employees.”

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held on Tuesday, May 3, 2011 at 10:00 AM PT (1:00 PM ET) to review these financial results. To participate in the teleconference, please call 866-713-8562 (international 617-597-5310) approximately ten minutes prior to the conference time stated above. The participant passcode is 34272953. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 18754211.

Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry. The Company is a supplier of critical components and assemblies for commercial aircraft, military aircraft, and missile and space programs through its three business units: Ducommun AeroStructures (DAS), Ducommun Technologies (DTI), and Miltec. Additional information can be found at www.ducommun.com.

CONTACT:

Joseph P. Bellino	or	Chris Witty
Vice President and Chief Financial Officer		Investor Relations
(310) 513-7211		(646) 438-9385 / cwitty@darrowir.com

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, and other factors beyond the Company’s control. In addition, the acquisition of LaBarge presents risks and uncertainties, which could cause actual results or those expressed or implied by any forward-looking statements. See the Company’s Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended April 2, 2011 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	For Three Months Ended
	April 2,	April 3,
	2011	2010
Sales and Service Revenues:
Product sales	$91,333	$92,388
Service revenues	8,220	11,868

Net Sales	99,553	104,256

Operating Costs and Expenses:
Cost of product sales	74,839	75,601
Cost of service revenues	6,306	9,337
Selling, general and administrative expenses	14,149	12,463
Goodwill impairment	—	—

Total Operating Costs and Expenses	95,294	97,401

Operating Income	4,259	6,855
Interest Expense, Net	(260)	(552)

Income Before Taxes	3,999	6,303
Income Tax Expense, Net	(1,076)	(2,080)

Net Income	$2,923	$4,223

Earnings Per Share:
Basic earnings per share	$0.28	$0.40
Diluted earnings per share	$0.27	$0.40
Weighted Average Number of Common Shares Outstanding:
Basic	10,526	10,465
Diluted	10,634	10,502

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	April 2,	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$1,069	$10,268
Accounts receivable	56,938	47,949
Unbilled receivables	5,083	3,856
Inventories	81,115	72,597
Production cost of contracts	17,509	16,889
Deferred income taxes	6,026	5,085
Other current assets	6,194	4,748

Total Current Assets	173,934	161,392
Property and Equipment, Net	58,976	59,461
Goodwill	101,090	100,442
Other Assets	23,510	24,157

	$357,510	$345,452

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$180	$187
Accounts payable	35,060	39,925
Accrued liabilities	26,187	31,174

Total Current Liabilities	61,427	71,286
Long-Term Debt, Less Current Portion	21,589	3,093
Deferred Income Taxes	7,971	7,691
Other Long-Term Liabilities	9,316	9,197

Total Liabilities	100,303	91,267

Commitments and Contingencies
Shareholders’ Equity:
Common stock	107	106
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	62,572	61,684
Retained earnings	199,554	197,421
Accumulated other comprehensive loss	(3,102)	(3,102)

Total Shareholders’ Equity	257,207	254,185

	$357,510	$345,452